Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 5, 2009, relating to the financial statements and financial statement schedule of Hawkins, Inc. as of March 29, 2009, and for the years ended March 29, 2009 and March 28, 2008 appearing in the Annual Report on Form 10-K of Hawkins, Inc. for the year ended March 28, 2010.
/s/ Deloitte & Touche LLP
March 11, 2011